Exhibit 107
Calculation of Filing Fee Tables
Schedule 14A
(Form Type)

Mistras Group, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1 - Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction(1)	Fee Rate	Amount of Filing Fee
Fees to Be Paid	$687,828,375.15(2)(3)	0.00008700	$59,841.07(4)
Fees Previously Paid	—		—
Total Transaction Valuation	$687,828,375.15
Total Fees Due for Filing			$59,841.07
Total Fees Previously Paid			—
Total Fee Offsets			—
Net Fee Due			$59,841.07

Capitalized terms used but not defined below have the meanings given to them in the Agreement and Plan of Merger, dated as of September 17, 2026, by and among Mistras Group, Inc. (the “Company”), Athena Purchaser, LLC and Athena Merger Sub, Inc.
(1)	Title of each class of securities to which the transaction applies: common stock, par value $0.01 per share, of the Company (the “Company Common Stock”).
(2)	Aggregate number of securities to which the transaction applies: As of the close of business on October 8, 2026 (the “Measurement Date”), the maximum number of shares of Company Common Stock to which the transaction applies is estimated to be 34,061,129 shares, which consists of:
	(a)	31,860,352 issued and outstanding shares of Company Common Stock entitled to receive the per share merger consideration of $20.35 in cash, without interest and subject to any applicable withholding taxes (the “Per Share Merger Consideration”);
	(b)	685,000 shares of Company Common Stock underlying outstanding Company Options with a per share exercise price below the Per Share Merger Consideration;
	(c)	1,191,712 shares of Company Common Stock underlying outstanding Company RSUs, each entitled to receive the Per Share Merger Consideration; and
	(d)	324,065 shares of Company Common Stock underlying outstanding Company PRSUs based on target performance, each entitled to receive the Per Share Merger Consideration.
(3)	Per unit price or other underlying value of the transaction computed pursuant to Rule 0-11 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (set forth the amount on which the filing fee is calculated and state how it was determined): Solely for the purpose of calculating the filing fee, as of the Measurement Date, the underlying value of the transaction was calculated as the sum of:
	(a)	the product of 31,860,352 shares of Company Common Stock and the Per Share Merger Consideration;
	(b)	the product of 685,000 shares of Company Common Stock underlying the Company Options and $12.59 (which is the excess of the Per Share Merger Consideration over $7.76, the weighted average exercise price of such Company Options);
	(c)	the product of 1,191,712 shares of Company Common Stock underlying the Company RSUs and the Per Share Merger Consideration; and
	(d)	the product of 324,065 shares of Company Common Stock underlying the Company PRSUs and the Per Share Merger Consideration (such sum, the “Total Consideration”).
(4)	In accordance with Section 14(g) of the Exchange Act and Exchange Act Rule 0-11, the filing fee was determined by multiplying the Total Consideration by 0.00008700.

Table 2: Fee Offset Claims and Sources
N/A